Exhibit 99.4

Member FAQ

1.	What did Centene announce?

•	On July 2, 2015 Centene announced that we entered into a definitive agreement to acquire all of the shares of Health Net in a transaction valued at approximately $6.8 billion.

•	We believe this value-creating combination will bring together two top managed healthcare service providers to create a leading diversified multi-national healthcare enterprise.

•	Through this transaction we are positioning Centene as a stronger provider of high quality, lower cost healthcare.

2.	Who is Health Net?

•	Health Net delivers managed healthcare services through health plans and government-sponsored programs in California, Arizona, Oregon and Washington.

•	Among other things, Health Net provides and administers health benefits to approximately six million individuals across the country through group, individual, Medicare, Medicaid, dual eligible, U.S. Department of Defense, including TRICARE, and U.S. Department of Veterans Affairs programs.

•	Importantly, Health Net shares our philosophy that quality healthcare is best delivered locally.

•	If you are interested in learning more about Health Net, you can visit www.healthnet.com.

3.	How will the transaction with Health Net affect members?

•	Centene and Health Net believe that quality healthcare is best delivered locally and we remain committed to providing you with affordable quality healthcare services.

•	Members should continue to use their existing healthcare card and work with their usual customer care representative as they always have.

•	Members will to continue to have access to the high quality cost-effective healthcare solutions that we have always provided.

4.	Why is Centene acquiring Health Net?

•	Like us, Health Net believes that quality healthcare is best delivered locally.

•	Together, we expect to provide access to more healthcare solutions and will share best practices across more markets.

•	We will build on both companies’ shared commitment to working with providers and key community stakeholders to achieve better health outcomes for all our members at lower cost.

5.	Will members see any changes in the products and services they get from Centene as a result of this transaction?

•	Our announcement will have no direct impact on your policies, coverage, network of providers, or the way in which we work with you.

•	We will continue to evolve our services, benefits and provider network to better meet our members’ needs for high quality, low cost healthcare.

•	You will continue to have access to the high quality cost-effective healthcare solutions that we have always provided.

•	You should continue to use your existing healthcare card and work with your usual customer care representatives as you always have.

•	Our highest priority continues to be serving all of our members and we remain committed to providing you with affordable quality healthcare services.

6.	Will members’ primary point of contact change as a result of this transaction?

•	Your primary customer care representatives at Centene will remain the same.

•	We look forward to continuing to serve you.

7.	When is the transaction expected to close? What will happen between now and then?

•	The transaction is expected to close by early 2016.

•	From now through the close of the transaction Centene and Health Net will continue to operate as usual.

•	We remain committed to providing you with affordable quality healthcare services.

8.	Who can I contact if I have more questions?

•	Our customer care representatives continue to be available to respond to any questions you may have about this announcement or your healthcare coverage with Centene.

Forward Looking Statements

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Centene, Health Net and the combined businesses of Centene and Health Net and certain plans and objectives of Centene and Health Net with respect thereto, including the expected benefits of the proposed merger. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the expected closing date of the transaction; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder, provider and state contract changes, the outcome of pending legal or regulatory proceedings, reduction in provider payments by governmental payors, the expiration of Centene’s or Health Net’s Medicare or Medicaid managed care contracts by federal or state governments and tax matters; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of approval of both Centene’s stockholders and Health Net’s stockholders; the risk that financing for the transaction may not be available on favorable terms; and risks and uncertainties discussed in the reports that Centene and Health Net have filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements reflect Centene’s and Health Net’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene and Health Net in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Centene’s and Health Net’s plans with respect to the proposed merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this announcement. Neither Centene nor Health Net assumes any obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in Centene’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its reports on Form 10-Q and Form 8-K as well as in Health Net’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its reports on Form 10-Q and Form 8-K.

Additional Information and Where to Find It

The proposed merger transaction involving Centene and Health Net will be submitted to the respective stockholders of Centene and Health Net for their consideration. In connection with the proposed merger, Centene will prepare a registration statement on Form S-4 that will include a joint proxy statement/prospectus for the stockholders of Centene and Health Net to be filed with the SEC, and each will mail the joint proxy statement/prospectus to their respective stockholders and file other documents regarding the proposed transaction with the SEC. Centene and Health Net urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained (when they are available) free of charge from Centene upon written request to the Investor Relations Department, Centene Plaza 7700 Forsyth Blvd. St. Louis, MO 63105, (314) 725-4477 or from Centene’s website, http://www.centene.com/investors/, or from Health Net upon written request to the Investor Relations Department, Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367, (800) 291-6911, or from Health Net’s website, www.healthnet.com/InvestorRelations.

Participants in Solicitation

Centene, Health Net and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the respective stockholders of Centene and Health Net in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective stockholders of Centene and Health Net in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Centene’s executive officers and directors in its definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 16, 2015. You can find information about Health Net’s executive officers and directors in its definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2015. You can obtain free copies of these documents from Centene and Health Net using the contact information above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.